Exhibit (c)27

Preliminary and Confidential – Subject to Further Review and Revision Citigroup Global Markets Inc. | Global Energy Group June 2019 Project Prairie 2.0 Discussion Materials Strictly Private and Confidential

Preliminary and Confidential – Subject to Further Review and Revision Relative Historical Trading Performance Price Performance – LTM 15.00% Price Performance Since Closing (%) 5.00% (0.85%) (2.06%) (5.00%) (8.42%) 30.00% (15.00%) 3/11/2019 3/26/2019 4/11/2019 4/27/2019 5/13/2019 5/29/2019 6/14/2019 20.00% 10.00% 3.00% 0.00% (1.67%) (8.19%) (10.00%) (20.00%) (30.00%) 6/14/2018 7/29/2018 9/13/2018 10/28/2018 12/13/2018 1/28/2019 3/14/2019 4/29/2019 6/14/2019 % Implied Premium / (Discount) 15.00% Price Performance Since Announcement Price Price $23.00 $24.00 $25.00 $26.00 At Announcement $24.18 (4.9%) (0.7%) 3.4% 7.5% 5.00% At Closing 23.76 (3.2) 1.0 5.2 9.4 2.02% Current 21.76 5.7 10.3 14.9 19.5 (2.12%) 10-Day VWAP 22.76 1.1 5.5 9.9 14.3 (5.00%) 30-Day VWAP 23.52 (2.2) 2.0 6.3 10.5 (10.01%) 60-Day VWAP 24.03 (4.3) (0.1) 4.0 8.2 90-Day VWAP 23.82 (3.4) 0.8 5.0 9.2 (15.00%) 52-Week High 26.35 (12.7) (8.9) (5.1) (1.3) 1/30/2019 2/21/2019 3/16/2019 4/7/2019 4/30/2019 5/22/2019 6/14/2019 52-Week Low 20.36 13.0 17.9 22.8 27.7 Source: FactSet. Market data as of 6/14/2019. Peer Set(1) Thunder AMZ (1) Thunder peers include ENB, EPD, ET, KMI, TRP, WMB, MMP, OKE, DCP, MPLX, TRGP and PAA. 1

Preliminary and Confidential – Subject to Further Review and Revision

Analyst Price Targets Pre and Post Deal Announcement

Analysts Price Targets and Ratings

	Pre-Announcement			Post-Announcement			% Change	Current			% Change
Broker	Date	Rating	Price Target	Date	Rating	Price Target	Since Ann.	Date	Rating	Price Target	Since Ann.
Capital One Securities, Inc.	01/30/19	Hold	$27.00	02/15/19	Hold	$27.00	0.0%	05/08/19	Hold	$28.00	3.7%
Tudor Pickering & Co	01/29/19	Hold	24.00	02/12/19	Hold	24.00	0.0	04/23/19	Hold	24.00	0.0
Baird	01/28/19	Buy	28.00	01/31/19	Buy	28.00	0.0	04/25/19	Buy	28.00	0.0
US Capital Advisors	01/28/19	Hold	23.00	02/06/19	Hold	23.00	0.0	05/24/19	Hold	24.00	4.3
Barclays	01/16/19	Hold	26.00	01/31/19	Hold	26.00	0.0	05/08/19	Hold	26.00	0.0
Credit Suisse	01/15/19	Buy	26.00	01/31/19	Buy	26.00	0.0	06/11/19	Hold	25.00	(3.8)
Stifel	12/21/18	Buy	25.00	02/04/19	Buy	26.00	4.0	06/13/19	Buy	26.00	0.0
Wells Fargo Securities	12/04/18	Hold	26.00	02/06/19	Hold	25.00	(3.8)	06/05/19	Hold	25.00	0.0
RBC Capital Markets	12/02/18	Hold	25.00	02/05/19	Hold	24.00	(4.0)	05/08/19	Hold	24.00	0.0
MUFG Securities Americas, Inc	11/01/18	Hold	26.00	01/31/19	Hold	26.00	0.0	05/07/19	Hold	27.00	3.8
Goldman Sachs	10/08/18	Buy	27.00	02/12/19	Buy	26.00	(3.7)	04/02/19	Hold	26.00	0.0
Median			$26.00			$26.00	0.0%			$26.00	0.0%

Recommendation History


100%
80%
60%
40%
20%
0%
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
25%
67%
8%
31%
62%
8%
33%
58%
8%
31%
69%
40%
60%
40%
60%
40%
60%
40%
53%
7%
38%
54%
8%
31%
62%
8%
23%
69%
8%
17%
75%
8%
17%
75%
8%
6/18
7/18
8/18
9/18
10/18
11/18
12/18
1/19
2/19
3/19
4/19
5/19
6/19
% Sell
% Hold
% Buy
Actual
Target Unit Price

Source: Bison projections, Public filings, FactSet, and Wall Street research. Market data as of 6/14/2019.
Note: "N/A" denotes not publicly available.

2

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Preliminary and Confidential – Subject to Further Review and Revision

Selected Public Companies Analysis

Diversified Peers

($ in Millions, Except Per Unit Data) Name	Closing Unit Price 6/14/2019	Equity Value ($mm) LP Units	Equity Value ($mm) Total	Firm Value	Firm Value / EBITDA (x) 2019E	Firm Value / EBITDA (x) 2020E	Yield Indicative[1]	Yield 2019E	Yield 2020E	'19-'21 DCF CAGR (%)	'19-'21 Dist. CAGR (%)	Price / DCF 2019E	Price / DCF 2020E	Coverage 2019E	Coverage 2020E	Debt / 2018E EBITDA
Enbridge Inc.	$34.48	$69,844	$69,911	$125,531	12.7x	12.1x	6.4%	6.4%	7.1%	8.2%	8.0%	10.5x	9.9x	1.49x	1.44x	5.0x
Enterprise Products Partners LP	29.07	64,019	64,019	91,260	11.7	11.3	6.0	6.1	6.3	1.9	3.6	10.4	10.4	1.57	1.53	3.4
TC Energy Corporation	48.94	45,367	45,484	87,008	12.6	12.2	4.6	4.6	5.0	6.3	8.8	9.3	8.9	2.34	2.26	5.5
Energy Transfer, LP	14.17	37,438	37,438	85,953	8.0	8.0	8.6	8.6	8.6	1.3	2.8	6.2	6.4	1.87	1.83	4.2
Kinder Morgan Inc.	20.53	46,475	46,475	83,633	10.9	10.4	4.9	4.9	6.1	6.6	14.5	9.4	8.7	2.18	1.90	4.7
Williams Companies	26.99	32,755	32,755	55,246	10.9	10.6	5.6	5.6	6.3	6.0	12.1	10.6	10.2	1.68	1.54	4.2
MPLX LP[4]	31.25	33,146	33,146	53,133	10.1	9.3	8.4	8.6	9.1	3.7	2.9	8.1	7.5	1.44	1.46	3.5
ONEOK, Inc.	64.46	26,753	26,753	37,037	14.1	11.7	5.4	5.6	6.1	13.4	9.1	13.3	11.5	1.34	1.42	3.9
Plains All American Pipeline LP	24.11	17,688	17,688	28,870	10.1	10.2	6.0	6.0	6.3	(1.2)	5.1	8.9	9.3	1.89	1.72	3.3
Targa Resources Corp.	36.59	8,683	8,683	18,541	14.1	11.0	9.9	9.9	9.9	22.4	1.4	11.7	9.2	0.86	1.10	4.6
DCP Midstream Partners	28.78	4,125	5,703	11,858	9.6	8.6	10.8	10.8	11.0	3.7	2.1	7.8	7.3	1.27	1.36	4.8
High				**$125,531**	**14.1x**	**12.2x**	**10.8%**	**10.8%**	**11.0%**	**22.4%**	**14.5%**	**13.3x**	**11.5x**	**2.34x**	**2.26x**	**5.5x**
Median				**55,246**	**10.9**	**10.6**	**6.0**	**6.1**	**6.3**	**6.0**	**5.1**	**9.4**	**9.2**	**1.57**	**1.53**	**4.2**
Mean				**61,643**	**11.3**	**10.5**	**7.0**	**7.0**	**7.4**	**6.6**	**6.4**	**9.7**	**9.0**	**1.63**	**1.60**	**4.3**
Low				**11,858**	**8.0**	**8.0**	**4.6**	**4.6**	**5.0**	**(1.2)**	**1.4**	**6.2**	**6.4**	**0.86**	**1.10**	**3.3**
Thunder	$21.76	$6,199	$6,199	$9,925	10.2x	10.1x	9.1%	9.6%	10.1%	2.9%	5.0%	8.0x	8.2x	1.30x	1.21x	4.6x[5]

Selected Reference Range[2]

($ in millions, except per unit figures)	Metric	Selected Range Low	Selected Range High	Implied Firm Value[3] Low	Implied Firm Value[3] High	Implied Equity Value[3] Low	Implied Equity Value[3] High	Implied Equity Value per Share[3] Low	Implied Equity Value per Share[3] High
FV / EBITDA									
2019E	$973	9.6x	10.9x	$9,323	$10,630	$6,007	$7,313	$21.22	$25.83
2020E	979	8.6	10.6	8,453	10,333	5,136	7,016	18.14	24.78
DCF / LP Unit									
2019E	$2.71	7.8x	9.4x	$9,263	$10,544	$5,947	$7,227	$21.00	$25.53
2020E	2.65	7.3	9.2	8,759	10,178	5,442	6,862	19.22	24.24
Selected Reference Range								**$19.90**	**$25.10**

Source: Bison Projections, Public Filings and Wall Street Research. Market data as of 6/14/2019.
(1) Indicative yield as of market date.
(2) Selected reference range rounded to nearest $0.05; based on low of selected peers at low-end and median of selected peers at high-end, excluding outlier ET.
(3) Based on Thunder net debt of $3,317 and 283.101 million fully diluted shares.
(4) MPLX shown pro forma for ANDX transaction. DCF and DPU CAGRs represent 2019-2020 growth.
(5) Thunder Debt / EBITDA includes proportionate REX debt and EBITDA.

3
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Preliminary and Confidential – Subject to Further Review and Revision Preliminary Discounted Cash Flow Analysis – CAFD/Share Cash Flow Summary – Bison Projections Fiscal Year Ending December 31, Terminal ($ in millions) 2H 2019E 2020E 2021E 2022E Period Asset EBITDA $257 $594 $654 $722 $722 (+) REX Distributions 229 385 362 356 356 (–) Cash Interest (87) (197) (220) (242) (242) (–) Cash Taxes 0 0 0 0 0 (–) Maintenance Capex (16) (35) (36) (36) (36) (–) Other 0 0 0 0 0 Cash Available for Dividends — $383 $746 $760 $801 $801 (x) Coverage 1.00x 1.00x 1.00x 1.00x 1.00x Average Shares Outstanding 283.101 283.101 283.101 283.101 283.101 CAFD / Share — $1.35 $2.64 $2.69 $2.83 $2.83 % Grow th — (2.6%) 1.9% 5.3% — Selected Reference Range Terminal Price / DCF Multiple Terminal Price / DCF Multiple 7.8x 8.2x 8.6x 9.0x 9.4x 7.8x 8.2x 8.6x 9.0x 9.4x Terminal Value Terminal Value $21.95 $23.13 $24.31 $25.49 $26.67 $21.95 $23.13 $24.31 $25.49 $26.67 Implied Equity Value Implied Equity Value Implied Perpetuity Grow th Rate 8.8% $24.53 $25.41 $26.29 $27.17 $28.05 8.8% (3.6%) (3.0%) (2.5%) (2.0%) (1.6%) quit y 9.5% 24.11 24.97 25.83 26.69 27.55 quit y 9.5% (3.0) (2.5) (1.9) (1.5) (1.0) E 10.1% 23.70 24.54 25.38 26.23 27.07 E 10.1% (2.4) (1.9) (1.3) (0.9) (0.4) of of 10.8% 23.30 24.12 24.95 25.77 26.60 10.8% (1.9) (1.3) (0.8) (0.3) 0.2 Cost 11.4% 22.91 23.71 24.52 25.33 26.14 Cost 11.4% (1.3) (0.7) (0.2) 0.3 0.8 Selected Reference Range: $22.90—$28.05 Source: Bison projections. Note: Cash flows discounted to 6/30/2019. Selected reference range rounded to nearest $0.05. Selected Terminal Price / DCF Multiple based on low to median of selected public company 4 comparables, excluding outlier ET. DCF does not include deduct for future tax liabilities. Subject to further diligence.

Preliminary and Confidential – Subject to Further Review and Revision Preliminary Discounted Cash Flow Analysis – CAFD/Share Cash Flow Summary – Research Projections Fiscal Year Ending December 31, Terminal ($ in millions) 2H 2019E 2020E 2021E 2022E Period Asset EBITDA $505 $946 $989 $1,034 $1,034 (–) Cash Interest (86) (194) (205) (216) (216) (–) Cash Taxes 0 0 0 0 0 (–) Maintenance Capex (19) (36) (37) (39) (39) Cash Available for Dividends — $400 $717 $746 $779 $779 (x) Coverage 1.00x 1.00x 1.00x 1.00x 1.00x Average Shares Outstanding 283.101 283.101 283.101 283.101 283.101 CAFD / Share — $1.41 $2.53 $2.64 $2.75 $2.75 % Grow th — (10.4%) 4.1% 4.3% — Selected Reference Range Terminal Price / DCF Multiple Terminal Price / DCF Multiple 7.8x 8.2x 8.6x 9.0x 9.4x 7.8x 8.2x 8.6x 9.0x 9.4x Terminal Value Terminal Value $21.35 $22.50 $23.65 $24.79 $25.94 $21.35 $22.50 $23.65 $24.79 $25.94 Implied Equity Value Implied Perpetuity Grow th Rate 8.8% $23.95 $24.80 $25.66 $26.51 $27.37 8.8% (3.6%) (3.0%) (2.5%) (2.0%) (1.6%) y y quit 9.5% 23.54 24.37 25.21 26.05 26.89 quit 9.5% (3.0) (2.5) (1.9) (1.5) (1.0) E 10.1% 23.14 23.96 24.78 25.60 26.42 E 10.1% (2.4) (1.9) (1.3) (0.9) (0.4) of of 10.8% 22.75 23.55 24.35 25.15 25.96 10.8% (1.9) (1.3) (0.8) (0.3) 0.2 Cost 11.4% 22.36 23.15 23.94 24.72 25.51 Cost 11.4% (1.3) (0.7) (0.2) 0.3 0.8 Selected Reference Range: $22.35—$27.35 Source: Research projections. Note: Cash flows discounted to 6/30/2019. Selected reference range rounded to nearest $0.05. Selected Terminal Price / DCF Multiple based on low to median of selected public company 5 comparables, excluding outlier ET. DCF does not include deduct for future tax liabilities. Subject to further diligence.

Preliminary and Confidential – Subject to Further Review and Revision Preliminary Discounted Cash Flow Analysis – Unlevered FCF Cash Flow Summary – Bison Projections Fiscal Year Ending December 31, Terminal ($ in millions) 2H 2019E 2020E 2021E 2022E Period Asset EBITDA $257 $594 $654 $722 $722 (+) REX Distributions 229 385 362 356 356 (–) Cash Taxes 0 0 0 0 0 (–) Maintenance Capex (16) (35) (36) (36) (36) (–) Other 0 0 0 0 0 (–) Grow th Capex (272) (455) (461) (400) (400) Unlevered Free Cash Flow — $198 $489 $519 $642 $642 Selected Reference Range Terminal Value / EBITDA Multiple Terminal Value / EBITDA Multiple 9.6x 9.9x 10.3x 10.6x 10.9x 9.6x 9.9x 10.3x 10.6x 10.9x Terminal Value Terminal Value $10,336 $10,698 $11,060 $11,422 $11,784 $10,336 $10,698 $11,060 $11,422 $11,784 Implied Equity Value Implied Perpetuity Grow th Rate 7.8% $22.05 $23.03 $24.01 $25.00 $25.98 7.8% 1.5% 1.7% 1.9% 2.0% 2.2% 8.1% 21.74 22.71 23.69 24.66 25.64 8.1% 1.8 2.0 2.2 2.3 2.5 CC CC A 8.4% 21.44 22.40 23.36 24.33 25.29 A 8.4% 2.1 2.3 2.4 2.6 2.8 W W 8.7% 21.13 22.09 23.05 24.00 24.96 8.7% 2.3 2.5 2.7 2.9 3.1 9.0% 20.84 21.78 22.73 23.68 24.62 9.0% 2.6 2.8 3.0 3.2 3.4 Selected Reference Range: $20.85—$26.00 Source: Bison projections. Note: Cash flows discounted to 6/30/2019. Selected reference range rounded to nearest $0.05. Selected Terminal Value / EBITDA Multiple based on low to median of selected public company 6 comparables, excluding outlier ET. Assumes share count of 283.101mm shares and net debt of $3,317. DCF does not include deduct for future tax liabilities. Subject to further diligence.

Preliminary and Confidential – Subject to Further Review and Revision Preliminary Discounted Cash Flow Analysis – Unlevered FCF Cash Flow Summary – Research Projections Fiscal Year Ending December 31, Terminal ($ in millions) 2H 2019E 2020E 2021E 2022E Period Asset EBITDA $505 $946 $989 $1,034 $1,034 (–) Cash Taxes 0 0 0 0 0 (–) Maintenance Capex (19) (36) (37) (39) (39) (–) Other 0 0 0 0 0 (–) Capex (176) (300) (300) (300) (300) Unlevered Free Cash Flow — $310 $610 $652 $695 $695 Selected Reference Range Terminal Value / EBITDA Multiple Terminal Value / EBITDA Multiple 9.6x 9.9x 10.3x 10.6x 10.9x 9.6x 9.9x 10.3x 10.6x 10.9x Terminal Value Terminal Value $9,911 $10,258 $10,605 $10,953 $11,300 $9,911 $10,258 $10,605 $10,953 $11,300 Implied Equity Value Implied Perpetuity Grow th Rate 7.8% $22.23 $23.17 $24.12 $25.06 $26.00 7.8% 0.7% 0.9% 1.2% 1.4% 1.5% C 8.1% 21.93 22.86 23.80 24.73 25.66 C 8.1% 1.0 1.2 1.4 1.6 1.8 WAC 8.4% 21.63 22.56 23.48 24.41 25.33 WAC 8.4% 1.3 1.5 1.7 1.9 2.1 8.7% 21.34 22.25 23.17 24.08 25.00 8.7% 1.6 1.8 2.0 2.2 2.4 9.0% 21.05 21.95 22.86 23.77 24.67 9.0% 1.9 2.1 2.3 2.5 2.7 Selected Reference Range: $21.05—$26.00 Source: Research projections. Note: Cash flows discounted to 6/30/2019. Selected reference range rounded to nearest $0.05. Selected Terminal Value / EBITDA Multiple based on low to median of selected public company 7 comparables, excluding outlier ET. Assumes share count of 283.101mm shares and net debt of $3,317. DCF does not include deduct for future tax liabilities. Subject to further diligence.

Preliminary and Confidential – Subject to Further Review and Revision

Selected 100% Cash Precedent Transactions

100% Cash Deals – Midstream Energy

Target	Acquiror	Announcement Date	Unaffected Date	Deal Value ($bn)	Initial - Premium to Unaffected 1-day	Final Offer - Premium to Unaffected 1-day	Final Offer - Premium to Unaffected 1-week	Final Offer - Premium to Unaffected 1-month
Buckeye Partners, LP	IFM Advisors	5/10/2019	5/9/2019	$10.3	--	27.5%	24.9%	23.3%
American Midstream Partners *	Arclight Capital	3/18/2019	9/27/2018	1.9	6.1%	(8.7)	(9.9)	(14.8)
TransMontaigne Partners LP *	Arclight Capital	11/26/2018	7/9/2018	1.2	5.2	13.5	11.9	9.0
Arc Logistics Partners LP	Zenith Energy LP	8/29/2017	8/28/2017	0.7	--	15.2	15.5	10.9
PennTex *	Energy Transfer Partners	5/19/2017	5/18/2017	15.1	--	20.1	19.4	19.5
VTTI Energy Partners LP *	VTTI BV	5/8/2017	3/2/2017	0.8	1.9	6.0	5.8	5.9
Worldpoint Terminals LP *	Worldpoint Terminals Inc	4/4/2017	4/3/2017	0.8	--	5.8	6.4	3.7
Midcoast Energy Partners LP *	Enbridge	1/27/2017	1/26/2017	0.5	--	(8.6)	(6.7)	7.1
Columbia Pipeline *	Transcanada	11/1/2016	9/23/2016	13.9	--	11.1	11.9	20.0
Columbia Pipeline Group Inc.	Transcanada	3/17/2016	3/10/2016	13.0	--	19.0	27.8	42.5
Hiland Partners LP *	Management / Sponsor	1/15/2009	1/14/2009	0.6	(1.9)	26.6	22.4	49.1
Kinder Morgan *	Management / Sponsor	5/29/2006	5/26/2006	21.6	18.5	27.4	28.8	23.2
High(1)				**$15.1**	**18.5%**	**27.4%**	**28.8%**	**49.1%**
Median(1)				**1.2**	**5.2**	**11.1**	**11.9**	**9.0**
Mean(1)				**4.9**	**6.0**	**10.4**	**10.0**	**13.6**
Low(1)				**0.5**	**(1.9)**	**(8.7)**	**(9.9)**	**(14.8)**

Reference Range(2)	Metric	Selected Range Low	Selected Range High	Implied Value per Share Low	Implied Value per Share High
Premiums Paid					
1-Day	$21.76	0.0%	25.0%	$21.76	$27.20
1-Week	21.76	0.0	25.0	21.76	27.20
1-Month	21.76	0.0	25.0	21.76	27.20
Selected Reference Range				**$21.75**	**$27.20**

Source: Public filings, FactSet, Market data as of 6/14/2019.
(1) Includes related party deals only.
(2) Selected reference range rounded to nearest $0.05; based on Midstream Energy transactions marked with *.

8

Diversified Illustrative WACC Calculation

Preliminary and Confidential – Subject to Further Review and Revision

WACC Calculation Inputs

Target Capital Structure (Net Debt / Total Capital):	30.0 –	40.0	%
Median Capital Structure of Selected Companies:		36.6	%
After-Tax Cost of Debt:		5.4	%
Expected Long-Term Yield:		5.4	%
– Current Statutory Marginal Tax Rate:		--	%
Cost of Equity: 5.5% Equity Market Risk Premium	8.8 –	9.9	%
6.7% Equity Market Risk Premium	10.2 –	11.4	%
Risk Free Rate (30-Year Treasury Bond):		2.6	%
Assumed Equity Market Risk Premium - low :		5.5	%
Assumed Equity Market Risk Premium - high:		6.7	%
Relevered Equity Beta:	1.13 –	1.32	
– Unlevered Asset Beta:		0.79	
– Selected "Standard" Beta Measurement Period (Years):		5	
– Implied Net Debt / Equity Ratio:	42.9 –	66.7	%
Small Cap Risk Premium:		0.0	%
High Yield Issuer? (Y / N)			
Weighted Average Cost of Capital:	7.8 –	9.0	%
5.5% Equity Market Risk Premium	7.8 –	8.1	%
6.7% Equity Market Risk Premium	8.7 –	9.0	%

The low end of the WACC is based upon the low end of the equity market risk premium (5.5%) and the high end of the net debt / total capital ratio. The high end is based on the high end of the equity market risk premium (6.7%) and the low end of the capital structure.

Cost of Net Debt-Related Metrics

	Capital Structure				
	Value of Net Debt	Market Value of Equity	Net Debt / Total Capital Ratio	Current Statutory Marginal Tax Rate	Long Term Yield
Enterprise Products Partners LP	$26,777	$64,483	29.3%	--	3.2%
Energy Transfer, LP	45,351	51,810	46.7	--	4.0
Williams Companies	21,136	34,109	38.3	--	3.4
TC Energy Corporation	37,209	49,799	42.8	--	3.8
ONEOK, Inc.	10,284	26,753	27.8	21	3.7
Kinder Morgan Inc.	35,609	48,024	42.6	21	4.7
Enbridge Inc.	47,116	78,415	37.5	--	3.4
MPLX LP	18,383	35,000	34.4	--	3.8
Targa Resources Corp.	5,712	12,965	30.6	21	5.3
DCP Midstream Partners	5,360	6,498	45.2	--	4.8
Plains All American Pipeline LP	8,890	19,980	30.8	--	3.8
Thunder	3,317	6,608	33.4	--	5.4
High	**$47,116**	**$78,415**	**46.7%**		**5.4%**
Median	**19,760**	**34,555**	**36.0**		**3.8**
Mean	**22,095**	**36,204**	**36.6**		**4.1**
Low	**3,317**	**6,498**	**27.8**		**3.2**

Cost of Equity-Related Metrics

	Adjusted Equity Beta (Bloomberg)	Beta Estimation Period (Yrs)	High Yield Issuer	Debt Beta	Unlevering Tax Rate	Unlevered Asset Beta
Enterprise Products Partners LP	1.018	5.0		0.0	--	0.719
Energy Transfer, LP	1.558	5.0		0.0	--	0.831
Williams Companies	1.508	5.0		0.0	--	0.931
TC Energy Corporation	1.008	5.0		0.0	--	0.577
ONEOK, Inc.	1.325	5.0		0.0	31	1.047
Kinder Morgan Inc.	1.118	5.0		0.0	31	0.739
Enbridge Inc.	1.010	5.0		0.0	--	0.631
MPLX LP	1.062	5.0		0.0	--	0.696
Targa Resources Corp.	1.579	5.0	Y	0.3	31	1.281
DCP Midstream Partners	1.301	5.0		0.0	--	0.713
Plains All American Pipeline LP	1.089	5.0		0.0	--	0.753
Thunder	1.040	5.0	Y	0.3	--	0.793
Median (All Companies)	**1.10**					**0.75**
Median (Excl. * Companies)	**1.10**					**0.75**
Mean (All Companies)	**1.22**					**0.81**
Mean (Excl. * Companies)	**1.22**					**0.81**
High	**1.58**					**1.28**
Low	**1.01**					**0.58**

Unlevering tax rate represents a blended average tax rate based on the number of days for which different statutory marginal tax rates were in effect during the beta estimation period.

* Beta estimation period differs from standard period of 5 years used in the analysis

Source: FactSet, Bloomberg, Public filings.
Note: Market-based metrics as of 6/14/2019.

9

Appendix

Preliminary and Confidential – Subject to Further Review and Revision Illustrative Future Tax Liability Analysis Projected Tax Liability 2028 DCF / Share $3.75 Tax Rate 21.0% Terminal PV of Multiple Taxes/Share 6/30/2019 6/30/2020 6/30/2021 6/30/2022 6/30/2023 6/30/2024 6/30/2025 6/30/2026 6/30/2027 6/30/2028 12/31/2028 6.0x $2.19 $0.00 $0.00 $0.00 $0.00 $0.00 $0.00 $0.00 $0.00 $0.00 $0.00 $4.73 7.0 2.56 -—————————- 5.52 8.0 2.93 -—————————- 6.30 8.6 3.15 -—————————- 6.78 9.0 3.29 -—————————- 7.09 10.0 3.66 -—————————- 7.88 11.0 4.02 -—————————- 8.67 Source: Bison projections. Note: Based on Thunder expectation not to pay cash federal income taxes for a period currently estimated to be at least 10 years, beginning 2019. Cash flows discounted to 6/30/2019. Selected midpoint 10 Terminal Price / DCF Multiple based on low to median of selected public company comparables, excluding outlier ET. Subject to further diligence. Future liability discounted at 8.40% midpoint of WACC range.

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